As filed with the Securities and Exchange Commission on October 13, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genesys S.A.

(Exact Name of Registrant as Specified in Its Charter)

Republic of France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

L’Acropole

954-980 Avenue Jean Mermoz

34000 Montpellier

France

(Address of Registrant’s Principal Executive Offices)

GENESYS 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Patrick Janel

Genesys Conferencing, Inc.

1861 Wiehle Avenue

Reston, VA 20190

Telephone: (703) 736 7000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Mary E. Alcock

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, nominal value €1 per share	500,000	$3.40(3)	$1,700,000(3)	$201.00(3)

(1) American Depositary Receipts (each an “ADR”) evidencing American Depositary Shares (each an “ADS”) issuable upon deposit of the ordinary shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (Reg. No. 333-109041). Each ADS constitutes one half of one Share.

(2) Together with an indeterminate number of shares that may be necessary in connection with any adjustment to the number of shares reserved for issuance pursuant to the Genesys Stock 2005 Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar event affecting the outstanding ordinary shares of Genesys S.A. (the “Registrant” or the “Corporation”).

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”), with respect to ordinary shares of the Corporation (the “Shares”) issuable pursuant to stock options not yet granted under the Plan and based on two times the average of the high and low reported prices of the ADRs representing the Corporation’s Shares reported on the NASDAQ on October 11, 2005. The average of the high and low reported price for one ADR was $1.70 on October 11, 2005.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Corporation with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)     The Corporation’s Registration Statement on Form 20-F (Registration No. 333-55392), filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission on May 2, 2005, as amended on May 18, 2005;

(ii)    The description of the Shares and ADSs contained under the headings “Description of Genesys Share Capital Stock”, “Description of Genesys American Depositary Receipts” and “Description of Securities to be Registered” in the Corporation’s Registration Statements on Form F-4 (Registration No. 333-55392), filed with the Commission on February 12, 2001 and as amended March 23, 2001 (the “F-4 Registration Statement”), Form F-3 (Registration No. 333-105304), filed with the Commission on May 16, 2003 and as amended July 2, 2003 (the “F-3 Registration Statement”) and Form F-6 (Registration No. 333-109041), filed with the Commission on September 23, 2003 and as amended March 11, 2005 (the “F-6 Registration Statement”); and

(iii)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by registration document referred to in (i) above.

All reports and other documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant maintains insurance against liabilities that may be incurred by its directors and officers. In addition, under the Plan, any member of the committee responsible for the administration of the Plan is indemnified to the fullest extent permitted by law with respect to any action taken, or determination made, in good faith in connection with the Plan.

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Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	By-laws of Genesys S.A. (incorporated herein by reference to Exhibit 1.1 to the annual report on Form 20-F for the year ended December 31, 2002, as filed with the Commission on May 15, 2003)
4.2	Genesys 2005 Stock Incentive Plan and Form of Non-Qualified Stock Option Agreement
4.3

Deposit Agreement, by and among Genesys S.A., The Bank of New York, as Depositary, and Owners and Beneficial Owners of American Depositary Receipts (incorporated herein by reference to Exhibit 1 to the F-6 Registration Statement)

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the validity of the securities being registered
23.1	Consent of Ernst & Young Audit, Independent Accountants with respect to Genesys S.A. financial statements
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in Montpellier, France on this 15th day of September, 2005.

GENESYS S.A.

By:	/s/ François Legros

Name: François Legros

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints François Legros and Michael E. Savage as his or her true and lawful attorney with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, said attorney to have full power and authority to do and perform, in the name and on behalf of each such officer and director of our company who shall have executed such a power of attorney, every act whatsoever which such attorney may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of our company might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of September, 2005.

Signature	Title
/s/ François Legros François Legros	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Michael E. Savage Michael E. Savage	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Thomas Abbott Thomas Abbott	Director

/s/ Patrick S. Jones Patrick S. Jones	Director

/s/ David Detert David Detert	Director

/s/ Frédéric Spagnou Frédéric Spagnou	Director

/s/ Shelly Robertson Shelly Robertson	Executive Vice President – America and Authorized Representative in the United States

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EXHIBIT INDEX

Exhibit Number	Description	Method of Filing
4.1	By-laws of Genesys S.A.	Filed as Exhibit 1.1 to the annual report on Form 20-F for the year ended December 31, 2002, as filed with the Commission on May 15, 2003 and incorporated herein by reference

4.2	Genesys 2005 Stock Incentive Plan and Form of Non-Qualified Stock Option Agreement	Filed herewith

4.3

Form of Deposit Agreement, by and among Genesys S.A., The Bank of New York, as Depositary, and Owners and Beneficial Owners of American Depositary Receipts (incorporated herein by reference to Exhibit 1 to the F-6 Registration Statement)

Filed as Exhibit 1 to the Form F-6 Registration Statement (Reg. No. 333-109041) and incorporated herein by reference

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the validity of the securities being registered	Filed herewith

23.1	Consent of Ernst & Young Audit, Independent Accountants	Filed herewith

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith

24.1	Powers of Attorney (included on signature page)	Filed herewith